[EXHIBIT 23.1 -- Consent of Baumann, Raymondo & Company, PA, dated August 31, 2004.]


                     [Baumann, Raymondo & Company, PA logo]



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Re: Pegasus Air Group, Inc.
    Form SB-2

Gentlemen:

We hereby consent to the use of our name as independent auditors in the report accompanying the audited financial statements of Pegasus Air Group, Inc. as of December 31, 2003, and for the period then ended, issued in connection with the filing of its registration statement being filed under the Securities Act of 1993, under cover of Form SB-2. We also consent to the use of our name under the heading "Experts" in the registration statement.

Very  truly  yours,


/s/ Baumann, Raymondo & Company, P.A.
BAUMANN, RAYMONDO & COMPANY, P.A.
Certified Public Accountants
Tampa, Florida
August 31, 2004